Charles S. Kim (858) 550-6049 ckim@cooley.com	Exhibit 5.1

May 20, 2013

Tableau Software, Inc.

North 34th Street, Suite 200

Seattle, WA 98103

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tableau Software, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 23,223,045 shares of the Company’s Class A Common Stock, par value $0.0001 per share, and 15,176,728 shares of the Company’s Class B Common Stock, par value $0.0001 per share, including (a) 15,176,728 shares of Class A Common Stock (the “2004 Class A Shares”) pursuant to the Company’s 2004 Equity Incentive Plan (“2004 Plan”), (b) 6,046,317 shares of Class A Common Stock (the “2013 Shares”) pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 Plan”), (c) 2,000,000 shares of Class A Common Stock (the “2013 ESPP Shares”) pursuant to the Company’s 2013 Employee Stock Purchase Plan (the “2013 ESPP”, and together with the 2004 Plan and the 2013 Plan, the “Plans”), and (d) 15,176,728 shares of Class B Common Stock (the “2004 Class B Shares”) pursuant to the Company’s 2004 Plan.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof, (d) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which will be in effect upon the closing of the Company’s initial public offering, and (e) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2004 Class A Shares, the 2013 Shares, the 2013 ESPP Shares and the 2004 Class B Shares, when sold and issued in accordance with the 2004 Plan, the 2013 Plan and the 2013 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Charles S. Kim
Charles S. Kim

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM